Exhibit 15
               Letter re unaudited interim financial information


May 12, 1998



To Musicland Stores Corporation:

We are aware that Musicland Stores Corporation has incorporated by reference in its Registration Statements Nos. 33-50520, 33-50522, 33-50524, 33-82130,
33-99146 and 333-51401, its Form 10-Q for the quarter ended March 31, 1998, which includes our report dated April 24, 1998, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of those registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP